SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 28, 2006
(Date of earliest event report):

AMS HEALTH SCIENCES, INC.
(Exact Name of Small Business Issuer as Specified in its Charter)

OKLAHOMA	001-13343	73-1323256
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

711 NE 39th Street, Oklahoma City, OK 73105
(Address of Principal Executive Offices) (Zip Code)

Issuer’s telephone number, including area code: (405) 842-0131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 28, 2006, AMS Health Sciences, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with Laurus Master Fund, LTD (“Laurus”) pursuant to which the Company issued and Laurus Purchased a Secured Convertible Term Note in the aggregate principal amount of $2,000,000 (the “Note”). The Note bears interest at a per annum rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three percent (3.0%); provided, however that the interest rate may not be less than ten percent (10.0%). Interest payments are due monthly beginning July 1, 2006. Principal payments in the amount of $83,333.33 are due monthly beginning July 1, 2007. The final maturity date of the Note is June 28, 2009 (the “Maturity Date”).

Laurus is required to convert the monthly payments of interest and/or principal (the “Monthly Amount”) due on the Note into shares of the Company’s common stock if (i) the average closing price of the Company’s common stock for the five (5) days preceding the payment date is greater than or equal to 115% of the Fixed Conversion Price (defined below) and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Company’s common stock for the period of twenty-two trading days immediately preceding such payment date. If subsection (i) above is met but subsection (ii) above is not met as to the entire Monthly Amount, then Laurus is required to convert on such part of the Monthly Amount that meets the criteria of subsection (ii). The Fixed Conversion Price of the Note is $0.51, which is equal to the average closing price of the Company’s common stock for the ten (10) trading days immediately prior to the date the Note was issued.

Laurus has the option to convert any portion of the outstanding principal amount and/or accrued interest and fees and expenses payable into shares of the Company’s common stock at the Fixed Conversion Price. Laurus cannot optionally convert payments due under the Note into shares of the Company’s common stock, if such conversion would result in Laurus or its affiliates owning more than 4.99% of the Company’s common stock. This prohibition on Laurus’ ability to optionally convert amounts due under the Note into shares of the Company’s common stock may be waived by Laurus and becomes null and void upon (i) the occurrence and during the continuance of an event of default, and (ii) receipt of a notice of Optional Redemption (defined below) from the Company.

The Company can prepay the Note (an “Optional Redemption”) by paying Laurus (i) 125% of the principal amount outstanding if the Optional Redemption occurs prior to the June 28, 2007, (ii) 120% of the principal amount outstanding if the Optional Redemption occurs after June 28, 2007 and prior to the June 28, 2008, and (iii) 115% of the principal amount outstanding if the Optional Redemption occurs after June 28, 2008 and prior to the Maturity Date.

The Company’s obligations under the Note are secured by all of the Company’s assets, including its shares of AMS Manufacturing, Inc. and by all of AMS Manufacturing’s assets including its shares of Heartland Cup, Inc. Additionally, the Company’s obligations under the Note are guaranteed by AMS Manufacturing.

Following the occurrence and continuance of an event of default by the Company (an “Event of Default”), the Company is required to pay additional default interest in the amount of seven percent (7%) per annum on the outstanding principal balance of the Note. Additionally, upon an Event of Default, Laurus may (i) demand repayment in full all the obligations and liabilities owing by the Company to Laurus under the Note, the Securities Purchase Agreement or any other agreements contemplated thereunder, and/or (ii) may elect to require the Company to make a default payment equal to 110% of the outstanding principal amount of the Note plus accrued and unpaid interest, all other fees then remaining unpaid, and all other amounts due and payable under the Note.

So long as at least twenty-five percent (25%) of the principal amount of the Note remains outstanding, the Company and its subsidiaries are subject to restrictions related to:

1. The declaration of dividends;
2. The issuance of preferred stock;
3. The redemption of preferred stock or other equity interests;
4. The liquidation, dissolution or the material reorganization of the Company or its subsidiaries (other than Heartland);
5. The ability of the Company to become subject to agreements restricting the ability of it or its subsidiaries (other than Heartland) from performing their obligations under the Securities Purchase Agreement or any agreement contemplated thereunder;
6. The ability of the Company to materially alter or change the scope of its business;
7. The Company’ ability to incur debt;
8. The Company’s ability to forgive indebtedness;
9. The Company’s ability to guarantee obligations of others; and
10. The Company’s ability to create or acquired subsidiaries.

In connection with the issuance of the Note, the Company issued Laurus a common stock purchase warrant (the “Warrant”) granting Laurus the right to purchase 2,272,727 shares of the Company’s common stock at an exercise price of $0.53.

The Company has also agreed to file a registration statement with the Securities and Exchange Commission covering the shares of the Company’s common stock issuable upon conversion of the Note and exercise of the Warrant.

Additionally, the Company granted Laurus a financing right of first refusal to provide any Additional Financing to the Company. “Additional Financing” means any incurrence of additional indebtedness and/or the sale or issuance of any equity interests of the Company or any of its subsidiaries.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press release dated July 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AMS HEALTH SCIENCES, INC.

/S/ ROBIN L. JACOB
By: Robin L. Jacob
Date: July 5, 2006	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
99.1	Press release dated July 5, 2006	Filed herewith electronically